Exhibit 99.1

ARES AND KAYNE MUTUALLY AGREE TO TERMINATE MERGER AGREEMENT

Ares & Its Principals To Invest $150 million in Kayne’s Energy Activities

Los Angeles, CA – October 27, 2015 – Ares Management, L.P. (NYSE: ARES) and Kayne Anderson Capital Advisors, L.P. (“Kayne”) announced today that both parties have mutually agreed to terminate their definitive merger agreement.

While both companies believe in the current investment opportunities in energy, the two companies had different views as to how best to proceed with the business combination in response to the current market conditions in the energy sector.  After thoughtful discussions, both sides decided it was best not to pursue the transaction at this time.

The two parties continue to have tremendous respect and admiration for each other’s organization and, as a result, Ares, its affiliates and certain of its principals will invest $150 million into Kayne’s energy activities, including energy private equity, private energy income and energy infrastructure marketable securities funds managed by Kayne.  In addition, the two firms will look for additional collaborative marketing opportunities, including jointly managing separately managed accounts and other products.

“There is no question, Kayne is an industry leader in energy, energy infrastructure, real estate and other asset classes.  While we continue to strongly believe in Kayne and the long-term energy investment opportunity, it became clear this was not the right time to bring together our cultures and business models into a merged public company.  I look forward to investing with Kayne and am pleased we are finding alternative means to benefit from our complementary strategies and networks,” said Tony Ressler, Ares’ Chairman and CEO.

“We have long prided ourselves on being opportunistic at times of market dislocations because it is times like these that often deliver the highest returns to investors.  In my view, what is currently happening in energy is presenting us with one of the more opportunity-laden times.  We continue to be impressed by Ares, but after many discussions, we ultimately decided we could create more value for our investors by staying a private, independent company and not combining our two businesses,” said Ric Kayne, Kayne’s Founder and Chairman.  “Kayne is uniquely well-positioned to take advantage of the markets we are in and we are delighted that Ares and its principals have chosen to capitalize on this opportunity by investing with us directly.”

About Ares

Ares is a publicly traded, leading global alternative asset manager with approximately $88 billion of assets under management as of June 30, 2015 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its four distinct but complementary investment groups in Tradable Credit, Direct Lending, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole.

About Kayne Anderson

Kayne Anderson, founded in 1984, is a leading independent alternative investment management firm focused on niche investing in energy and energy infrastructure, specialized real estate, middle market credit, and growth private equity.  Kayne Anderson’s investment philosophy is to pursue niches, with an emphasis on cash flow, where its knowledge and sourcing advantages enable it to deliver above average, risk-adjusted investment returns. Kayne Anderson manages over $22 billion in assets, as of September 30, 2015, for institutional investors, family offices, high net worth and retail clients and employs nearly 300 professionals in eight offices across the United States.  The firm is headquartered in Los Angeles with offices in Houston, New York City, Chicago, Denver, Dallas, Atlanta and Boca Raton.

Forward Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares’ filings with the Securities and Exchange Commission. Ares undertakes no duty to update any forward-looking statements made herein.

Contacts:

Ares Investor Relations:

Ares Management, L.P.

Carl Drake

1-888-818-5298

cdrake@aresmgmt.com

Ares Media Relations:

Mendel Communications

Bill Mendel

1-212-397-1030

bill@mendelcommunications.com

Kayne Anderson Media/Investor Relations:

Kayne Anderson Capital Advisors, L.P.

Paul Blank

1-800-638-1496

pblank@kaynecapital.com